Exhibit 99.1

Contact at 214/432-2000
Steven R. Rowley
President & CEO
D. Craig Kesler
Executive Vice President & CFO
Robert S. Stewart
Executive Vice President

News For Immediate Release

EAGLE MATERIALS INC. REPORTS

RECORD FISCAL YEAR

DALLAS, TX (May 14, 2015) – Eagle Materials Inc. (NYSE: EXP) today reported financial results for fiscal year 2015 and the fiscal fourth quarter ended March 31, 2015. Notable items for the fiscal year and quarter include:

•	Record fiscal year 2015 revenues of $1.1 billion, up 19%

•	Fiscal year 2015 net earnings per diluted share of $3.71, up 49%

•	Record fourth quarter revenues of $223.8 million, up 18%

•	Fourth quarter earnings per diluted share of $0.93, up 107%

•	Includes a benefit of $0.39 per diluted share related to the settlement of our lawsuit against the IRS and costs of $0.06 per diluted share related to acquisition and litigation costs

•	Eagle entered into a definitive agreement to acquire Holcim (US) Inc.’s slag grinding plant in South Chicago

Fiscal 2015 earnings before interest and income taxes increased 32% from the prior year to $264.7 million, reflecting improved sales volumes across nearly all business lines, with cement sales volumes setting an annual record of 4.8 million tons. Net sales prices also strengthened across all businesses. The results of operations for the recently acquired CRS Proppants LLC for the period from November 14, 2014 through March 31, 2015, are included in the results disclosed in this press release.

Fourth quarter earnings before interest and income taxes increased 31% to $44.4 million, as fourth quarter sales volumes improved across nearly all businesses, reflecting improving construction fundamentals in the US. In addition, improved pricing was achieved across all businesses.

On March 3, 2015, Eagle entered into a definitive agreement with Holcim (US) Inc. to purchase their 600,000 ton per year Granulated Ground Blast Furnace Slag (GGBFS) plant in South Chicago (“Skyway”). Among other applications, GGBFS is used in conjunction with Portland cement to make durable concrete structures. The purchase price of $30.0 million is subject to customary post-closing adjustments and will be funded from operating cashflow. The transaction is expected to close in our second fiscal quarter, and is conditioned upon the closing of the Lafarge-Holcim global merger.

Cement, Concrete and Aggregates

Fiscal 2015 operating earnings from Cement were a record $117.5 million, an increase of 31% compared to fiscal 2014. Revenues from Cement, including joint venture and intersegment sales, were $488.6 million for fiscal 2015, 12% higher than last year.

Operating earnings from Cement were a fourth quarter record of $21.0 million, a 74% increase from the same quarter a year ago. Cement revenues for the quarter, including joint venture and intersegment revenues, totaled $90.8 million, 11% greater than the same quarter last year. Cement sales volumes for the quarter were 827,000 tons, 3% higher than the same quarter a year ago. The average net sales price for this quarter was a record $100.03 per ton, 8% higher than the same quarter last year.

Concrete and Aggregates reported fiscal 2015 operating earnings of $6.7 million compared to $0.2 million in the prior year. Revenues from Concrete and Aggregates were $107.0 million for fiscal 2015, 12% higher than last year.

Gypsum Wallboard and Paperboard

Fiscal 2015 operating earnings from Gypsum Wallboard and Paperboard were $177.4 million, an increase of 28% compared to fiscal 2014. Revenues from Gypsum Wallboard and Paperboard were $525.1 million for fiscal 2015, 13% higher than last year’s revenues.

Gypsum Wallboard and Paperboard reported fourth quarter operating earnings of $38.3 million, up 32% from the same quarter last year. The increase in operating earnings was primarily due to higher net wallboard and paperboard sales prices and higher wallboard sales volumes.

Gypsum Wallboard and Paperboard revenues for the fourth quarter totaled $111.9 million, a 5% increase from the same quarter a year ago. The average Gypsum Wallboard net sales price for this quarter was $168.97 per MSF, 4% greater than the same quarter a year ago. Gypsum Wallboard sales volumes of 464 million square feet (MMSF) were up approximately 5% from the prior year’s fourth quarter. The average Paperboard net sales price this quarter was $516.75 per ton, 3% greater than the same quarter a year ago. Paperboard sales volumes for the quarter were 57,000 tons, 3% lower than the same quarter a year ago.

Oil and Gas Proppants

Eagle’s Oil and Gas Proppants business reported fiscal 2015 revenues of $81.4 million and an operating loss of $2.5 million. Depreciation, depletion and amortization expense was $8.8 million and purchase price adjustments totaled $1.5 million during fiscal 2015. The increased revenue reflects the ramp up of our greenfield frac sand business over the past year as well as the acquisition of CRS Proppants. We are pleased with the continuing growth and development of our frac sand business during fiscal 2015, including opening our frac sand mine in Northern Illinois, opening additional distribution sites in south Texas and acquiring CRS Proppants. The recent decline in rig count and completion activity has negatively impacted oil and gas activity leading to reduced demand and pricing for proppants. We expect these conditions to persist for the remainder of calendar 2015; however, we remain focused on strengthening our low-cost position and taking this opportunity to continue to build our low-delivered cost position to targeted shale plays.

Details of Financial Results

Beginning in our fiscal 2015, we have begun reporting our frac-sand business as a separately reportable segment – Oil and Gas Proppants. The results of this business were previously included in our Concrete and Aggregates segment during the start-up phase and have been reclassified to conform to the current year’s presentation.

During the fourth quarter, Eagle’s settlement with the IRS regarding the Republic acquisition was finalized. Under the terms of the settlement agreement, we dismissed our lawsuit seeking to recover taxes, penalties and interest paid, in exchange for the IRS conceding 40% of the penalties, plus related interest, to date. The tax impact from the settlement with the IRS, including state benefits, was approximately $16.6 million, or $0.33 per diluted share, and was recorded as a reduction of income tax expense during the fourth quarter. The related interest award of approximately $4.4 million (pre-tax), or $0.06 per diluted share (after-tax), was recorded as a reduction of interest expense.

The fourth quarter’s financial results were negatively impacted by business development expenses primarily related to due diligence efforts aimed at growing Eagle’s construction products business and administrative costs related to our settlement of our lawsuit against the IRS. The total impact from these non-routine items was $4.1 million (pre-tax), or $0.06 per diluted share (after-tax).

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments within Eagle for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Aggregates, Concrete, Gypsum Wallboard, Recycled Paperboard and Frac Sand from 40 facilities across the U.S. Eagle is headquartered in Dallas, Texas.

EXP’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Friday, May 15, 2015. The conference call will be webcast simultaneously on the EXP Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year.

###

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; availability of raw materials; changes in energy costs including, without limitation, natural gas, coal and oil; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; fluctuations in activity in the oil and gas industry, including the level of fracturing activities; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and in its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2014. These reports are filed with the Securities and Exchange Commission. With respect to our acquisition of CRS Proppants, factors, risks and uncertainties that may cause actual events and developments to vary materially from those anticipated in forward-looking statements include, but are not limited to, failure to realize the expected synergies or other benefits of the transaction, significant transaction costs or unknown liabilities, changes in market conditions in the frac sand and related industries and general economic and business conditions that may affect us after the acquisition. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214/432-2000.

Steven R. Rowley

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

(1)	Statement of Consolidated Earnings

(2)	Revenues and Earnings by Lines of Business (Quarter and Fiscal Year)

(3)	Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

(4)	Consolidated Balance Sheets

Eagle Materials Inc.

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2015	2014	2015	2014

Revenues	$223,780	$189,894	$1,066,368	$898,396

Cost of Goods Sold	180,258	160,366	812,235	712,937

Gross Profit	43,522	29,528	254,133	185,459

Equity in Earnings of Unconsolidated JV	10,693	10,330	44,967	37,811
Corporate General and Administrative Expense	(6,924)	(6,102)	(30,751)	(24,552)
Other Operating Income (Expense)	1,151	68	3,201	1,368
Acquisition and Litigation Expense	(4,055)	—	(6,880)	—

Earnings before Interest and Income Taxes	44,387	33,824	264,670	200,086

Interest Income (Expense), Net	311	(4,057)	(11,743)	(18,282)

Earnings before Income Taxes	44,698	29,767	252,927	181,804

Income Tax Benefit (Expense)	2,096	(7,149)	(66,074)	(57,561)

Net Earnings	$46,794	$22,618	$186,853	$124,243

NET EARNINGS PER SHARE
Basic	$0.94	$0.46	$3.77	$2.53

Diluted	$0.93	$0.45	$3.71	$2.49

AVERAGE SHARES OUTSTANDING
Basic	49,668,533	49,365,344	49,604,249	49,090,750

Diluted	50,363,458	50,187,433	50,372,243	49,939,165

Eagle Materials Inc.

Attachment 2

Eagle Materials Inc.

Revenues and Segment Operating Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2015	2014	2015	2014
Revenues*

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$94,609	$87,917	$437,514	$387,016
Gypsum Paperboard	17,281	18,413	87,630	78,059

	111,890	106,330	525,144	465,075

Cement (Wholly Owned)	61,365	50,872	352,826	317,879

Oil and Gas Proppants	28,056	13,404	81,381	19,557

Concrete and Aggregates	22,469	19,288	107,017	95,885

Total Revenues	$223,780	$189,894	$1,066,368	$898,396

Segment Operating Earnings

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$31,428	$24,618	$145,871	$114,852
Gypsum Paperboard	6,879	4,333	31,512	23,610

	38,307	28,951	177,383	138,462

Cement:
Wholly Owned	10,299	1,705	72,560	51,675
Joint Venture	10,693	10,330	44,967	37,811

	20,992	12,035	117,527	89,486

Oil and Gas Proppants	(5,861)	(923)	(2,546)	(4,890)

Concrete and Aggregates	777	(205)	6,736	212

Other, net	1,151	68	3,201	1,368

Sub-total	55,366	39,926	302,301	224,638

Corporate General and Administrative Expense	(6,924)	(6,102)	(30,751)	(24,552)
Acquisition and Litigation Expense	(4,055)	—	(6,880)	—

Earnings before Interest and Income Taxes	$44,387	$33,824	$264,670	$200,086

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 3.

Eagle Materials Inc.

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Joint Venture Revenues

(unaudited)

	Sales Volume
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2015	2014	Change	2015	2014	Change

Gypsum Wallboard (MMSF’s)	464	442	+5%	2,210	2,112	+5%

Cement (M Tons):
Wholly Owned	609	543	+12%	3,744	3,580	+5%
Joint Venture	218	260	-16%	1,055	1,013	+4%

	827	803	+3%	4,799	4,593	+5%

Paperboard (M Tons):
Internal	23	22	+5%	106	101	+5%
External	34	37	-8%	170	155	+10%

	57	59	-3%	276	256	+8%

Concrete (M Cubic Yards)	191	176	+9%	958	899	+7%

Aggregates (M Tons)	654	623	+5%	3,026	3,228	-6%

	Average Net Sales Price*
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2015	2014	Change	2015	2014	Change

Gypsum Wallboard (MSF)	$168.97	$162.67	+4%	$162.06	$148.33	+9%
Cement (Ton)	$100.03	$93.01	+8%	$92.91	$87.31	+6%
Paperboard (Ton)	$516.75	$503.62	+3%	$507.47	$504.41	+1%
Concrete (Cubic Yard)	$92.56	$84.72	+9%	$87.93	$82.55	+7%
Aggregates (Ton)	$7.34	$7.03	+4%	$7.50	$6.76	+11%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenues
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2015	2014	2015	2014
Intersegment Revenues:
Cement	$1,838	$1,449	$9,598	$8,952
Paperboard	12,415	11,264	55,060	52,119
Concrete and Aggregates	184	134	875	1,023

	$14,437	$12,847	$65,533	$62,094

Cement Revenues:
Wholly Owned	$61,365	$50,872	$352,826	$317,879
Joint Venture	27,596	29,421	126,220	111,393

	$88,961	$80,293	$479,046	$429,272

Eagle Materials Inc.

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31,
	2015	2014
ASSETS
Current Assets –
Cash and Cash Equivalents	$7,514	$6,482
Accounts and Notes Receivable, net	113,577	102,917
Inventories	235,464	187,096
Federal Income Tax Receivable	—	—
Prepaid and Other Assets	10,080	10,465

Total Current Assets	366,635	306,960

Property, Plant and Equipment –	1,962,215	1,660,975
Less: Accumulated Depreciation	(740,396)	(676,924)

Property, Plant and Equipment, net	1,221,819	984,051

Investments in Joint Venture	47,614	43,008
Notes Receivable	2,847	3,063
Goodwill and Intangibles	211,167	160,690
Other Assets	32,509	13,757

	$1,882,591	$1,511,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$77,749	$57,098
Accrued Liabilities	49,782	42,222
Current Portion of Senior Notes	57,045	9,500

Total Current Liabilities	184,576	108,820

Long-term Liabilities	69,055	53,678
Bank Credit Facility	330,000	189,000
Senior Notes	125,714	182,759
Deferred Income Taxes	162,653	145,773
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 50,245,364 and 50,053,738 Shares, respectively.	502	501
Capital in Excess of Par Value	272,441	253,524
Accumulated Other Comprehensive Losses	(12,067)	(5,483)
Retained Earnings	749,717	582,957

Total Stockholders’ Equity	1,010,593	831,499

	$1,882,591	$1,511,529